Investor Contacts:
Carol K. Nelson, CEO Debra L. Johnson, CFO Cascade Bank 425.339.5500 www.cascadebank.com	NEWS RELEASE

Cascade Financial Receives Regulatory Approvals for Merger with Opus Bank
Transaction Expected to Close on June 30, 2011

Everett, WA – June 27, 2011 (GLOBENEWSWIRE) -- Cascade Financial Corporation ("Cascade Financial") (Nasdaq: CASB), the parent company of Cascade Bank, today announced that the Federal Deposit Insurance Corporation (FDIC) and the California Department of Financial Institutions have approved Cascade Bank’s merger into Opus Bank.  Additionally, the written waiver of the Federal Reserve Bank to permit the merger of Cascade Financial with a subsidiary of Opus Bank has been received.  The transaction, which was previously approved by the shareholders of Cascade Financial at a special shareholders meeting held May 31, 2011, is expected to close on June 30, 2011, after the applicable waiting period has expired.

Once the transaction is completed, each share of Cascade Financial’s outstanding common stock will be exchanged for approximately $0.45 cash, under the terms of the merger agreement.

After the completion of the transaction, the paying agent, Mellon Investor Services, is expected to mail to all holders of Cascade Financial stock certificates a letter of transmittal and instructions for the surrender of their stock certificates for the cash payment per share.  Shareholders that hold book entry shares with Mellon Investor Services will automatically be exchanged and will receive a proceeds check soon after the closing date. Cascade Financial expects that shareholders holding Cascade Financial stock in brokerage accounts will automatically be credited with the proceeds by their broker following the completion of the transaction.

About Cascade Financial
Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial, is a state chartered commercial bank headquartered in Everett, Washington.  Cascade Bank maintains an "Outstanding" CRA rating and has proudly served the Puget Sound region for over 90 years.  Cascade Bank operates 22 full service branches in Everett, Lynnwood, Marysville, Mukilteo, Shoreline, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue, Snohomish, North Bend, Burlington and Edmonds.

About Opus Bank
Opus Bank is an FDIC insured California state-chartered commercial bank with $708.0 million of total assets, $182.0 million of total loans, $293.8 million in total deposits, and $399.9 million of total equity, as of March 31, 2011.  Opus Bank provides high value, relationship-based banking products and exceptional service to its clients comprised of small and mid-sized commercial businesses, entrepreneurs, real estate investors, high-net-worth individuals, professionals, and consumers.  Opus Bank offers a wide range of loan products, including commercial and industrial, commercial real estate, multifamily residential, jumbo single-family residential, construction, consumer loans, and is a Small Business Administration (“SBA”) Preferred Lender. Opus Bank currently operates banking offices in Los Angeles County, CA located in the communities of Manhattan Beach, Redondo Beach, Rancho Palos Verdes/San Pedro, Rolling Hills Estates, and Torrance, located in Los Angeles County and maintains an executive and administrative office in Irvine, located in Orange County, California.  Opus Bank has announced plans to open new banking offices in Encino, Beverly Hills, and West Los Angeles, located in Los Angeles County; Corona del Mar, Newport Coast, and Irvine, located in Orange County; and La Jolla, located in San Diego County California.

Forward-Looking Statements
This news release contains statements that are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are provided to assist in the understanding of anticipated future financial results. However, such forward-looking statements involve risks and uncertainties relating to interest rates, approval and completion of the merger with Opus Bank, regulatory enforcement actions to which Cascade Financial and Cascade Bank are currently and may in the future be subject, inability to attract and retain deposits, changes in capital classifications, changes in the level of nonperforming assets and charge-offs, and general market risks. For a discussion of certain factors that may cause such forward-looking statements

Cascade Financial
June 27, 2011

to differ materially from Cascade Financial's actual results, see the company's Annual Report on Form 10-K for the year ended December 31, 2010, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and other reports filed with the Securities and Exchange Commission. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Transmitted on GlobeNewswire on June 27, 2011 at 6:00 a.m. PDT.